Exhibit 23.1.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-267583-04 on Form S-3 of our report dated February 27, 2025, relating to the consolidated financial statements of Duke Energy Indiana, LLC and subsidiary appearing in this Annual Report on Form 10-K of Duke Energy Indiana, LLC for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
Charlotte, North Carolina
February 27, 2025